Exhibit 4.1
GOLDCORP INC.
2005 STOCK OPTION PLAN
(AMENDED EFFECTIVE MAY 20, 2008)
ARTICLE 1
GENERAL
1.1 Purpose
          The purpose of this Plan is to advance the interests of the Corporation by (i) providing Eligible Individuals with additional incentive; (ii) encouraging stock ownership by Eligible Individuals; (iii) increasing the proprietary interest of Eligible Individuals in the success of the Corporation; (iv) encouraging Eligible Individuals to remain with the Corporation or its Affiliates; and (v) attracting new employees and officers to the Corporation or its Affiliates.
1.2 Administration
(a)	This Plan will be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three directors. If a committee is appointed for this purpose, all references to the term “Board” will be deemed to be references to the committee.

(b)	Subject to the limitations of this Plan, the Board has the authority: (i) to grant Options to purchase Shares to Eligible Persons; (ii) to determine the terms, including the limitations, restrictions and conditions, if any, upon such grants; (iii) to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to this Plan as it may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority and/or shareholders; and (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, regulations, interpretations and determinations will be conclusive and binding upon all parties.
1.3 Interpretation
          For the purposes of this Plan, the following terms will have the following meanings unless otherwise defined elsewhere in this Plan:
A.	“Affiliate” means any corporation that is an affiliate of the Corporation as defined in National Instrument 45-106 — Prospectus and Registration Exemptions, as may be amended from time to time;

B.	“Associate”, where used to indicate a relationship with any person or company, is as defined in the Securities Act (Ontario), as may be amended from time to time;

C.	“Board” means the Board of Directors of the Corporation or a committee thereof appointed in accordance with the Plan;

D.	“Change of Control” means the occurrence of any one or more of the following events:
(i)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its Affiliates which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Corporation and its Affiliates on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned Affiliate of the Corporation in the course of a reorganization of the assets of the Corporation and its Affiliates;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iv)	any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliates of the Acquiror to cast or to direct the casting of 20% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(v)	as a result of or in connection with: (A) a contested election of directors, or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Corporation or any of its Affiliates and another corporation or other entity, the nominees named in the most recent Management Information Circular of the Corporation for election to the Board shall not constitute a majority of the Board; or

(vi)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities;
E.	“Corporation” means Goldcorp Inc. and includes any successor corporation thereof;

F.	“Eligible Individual” means any employee or officer of (i) the Corporation, or (ii) any Affiliate (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliate);

G.	“Eligible Person” means, subject to all applicable law, any Eligible Individual, Holding Company or Eligible Individual’s RRSP;

H.	“Holding Company” means a corporation wholly-owned by an Eligible Individual, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such Eligible Individual and/or the spouse, children and/or grandchildren of such Eligible Individual;

I.	“Insider” means: (i) an insider as defined in the Securities Act (Ontario) other than a person who is an Insider solely by virtue of being a director or senior officer of a Affiliate; and (ii) an Associate of any person who is an insider by virtue of (i);

J.	“Market Price” means the volume weighted average trading price of the Shares, calculated by dividing the total value by the total volume of Shares on the TSX, or another stock exchange where the majority of the trading volume and value of the Shares occurs, for the five trading days immediately preceding the day the Option is granted;

K.	“Option” means a right granted to an Eligible Person to purchase Shares pursuant to the terms of this Plan;

L.	“Participant” for the Plan means each Eligible Person to whom Options are granted;

M.	“Plan” means the Corporation’s 2005 Stock Option Plan, as same may be amended from time to time;

N.	“Retirement” means an Eligible Individual ceasing to be an employee or officer of the Corporation or an Affiliate after attaining a stipulated age in accordance with the Corporation’s normal retirement policy or earlier with the Corporation’s consent;

O.	“Retirement Date” means the date on which a Participant ceases to be an Eligible Individual due to the Retirement of the Eligible Individual;

P.	’’RRSP’’ means a registered retirement savings plan;

Q.	“Shares” means the common shares in the capital of the Corporation;

R.	“Termination” means: (i) in the case of an employee, the termination of the employment of the employee with or without cause by the Corporation or an Affiliate or cessation of employment of the employee with the Corporation or an Affiliate as a result of resignation or otherwise other than the Retirement of the employee; and (ii) in the case of an officer, the removal of or failure to re-elect or re-appoint the individual as an officer of the Corporation or an Affiliate (other than through the Retirement of an officer);

S.	“Termination Date” means the date on which a Participant ceases to be an Eligible Individual due to the Termination of the Eligible Individual;

T.	“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and

U.	“TSX” means the Toronto Stock Exchange.
          Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine.
          This Plan is to be governed by and interpreted in accordance with the laws of the Province of Ontario.
1.4 Shares Reserved under the Stock Option Plan
(a)	The aggregate maximum number of Shares available for issuance from treasury under this Plan, subject to adjustment pursuant to Section 3.3, is 32,500,000. Any Shares subject to an Option which has been granted under the Plan and which Option has been cancelled or terminated in accordance with the terms of the Plan without having been exercised will again be available under the Plan.

(b)	The maximum number of Shares issuable to Insiders, at any time, pursuant to this Plan and any other security based compensation arrangements of the Corporation is 10% of the total number of Shares then outstanding. The maximum number of Shares issued to Insiders, within any one year period, pursuant to this Plan and any other security based compensation arrangements of the Corporation is 10% of the total number of Shares then outstanding. For purposes of this Section 1.4, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option.
ARTICLE 2
OPTION GRANTS AND TERMS OF OPTIONS
2.1 Option Grants
          Subject to this Plan, the Board will have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set out in this Plan, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Shares acquired upon exercise of an Option may be forfeited. An Eligible Person may receive Options on more than one occasion under this Plan and may receive separate Options on any one occasion.
2.2 Option Terms
(a)	Options granted must be exercised no later than five years after the date of grant or such lesser period as the applicable grant may require. In the event that any Option expires during, or within 48 hours after, a self imposed blackout period on trading securities of the Corporation, such expiry date will become the tenth day following the end of the blackout period.

(b)	The Board may determine when any Option will become exercisable and may determine that the Option will be exercisable in instalments or pursuant to a vesting schedule.

(c)	No fractional Shares may be issued and the Board may determine the manner in which fractional Share value will be treated.

(d)	A minimum of 100 Shares must be purchased by a Participant upon exercise of Options at any one time, except where the remainder of Shares available for purchase pursuant to Options granted to such Participant totals less than 100.

(e)	Options may be granted so that they qualify as incentive stock options (“ISOs”) under section 422(d) of the U.S. Internal Revenue Service Code (“IRS Code”) in accordance with the requirements and limitations in Section 3.7 below.
2.3 Option Price
          The Board will establish the exercise price of an Option at the time each Option is granted, provided that such price shall not be less than the Market Price. The Board shall not reduce the exercise price of any outstanding Option.

2.4 Grant to Participant’s RRSP or Holding Company
          Upon written notice from an Eligible Individual, any Option that might otherwise be granted to that Eligible Individual will be granted, in whole or in part, to an RRSP or a Holding Company.
2.5 Termination, Retirement or Death
(a)	In the event of the Termination of an Eligible Individual, each Option held by the Eligible Individual or the Eligible Individual’s Holding Company or RRSP, as applicable, will cease to be exercisable within a period of 30 days after the Termination Date, or such longer period as determined by the Board. For greater certainty, such determination of a longer period may be made at any time subsequent to the date of grant of the Options, provided that no Option shall remain outstanding for any period which exceeds the earlier of: (i) the expiry date of such Option; and (ii) 12 months following the Termination Date. If any portion of an Option held by a terminated Eligible Individual or such Eligible Individual’s Holding Company or RRSP, as applicable, has not vested on the Termination Date, the Participant holding such Option may not, after the Termination Date, exercise such portion of the Option which has not vested, provided that the Board may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Board. Without limitation, and for greater certainty only, this subsection (a) will apply regardless of whether the Eligible Individual was dismissed with or without cause and regardless of whether the Eligible Individual received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest.

(b)	In the event of the Retirement of an Eligible Individual, each Option held by the Eligible Individual or the Eligible Individual’s Holding Company or RRSP, as applicable, will cease to be exercisable within a period of 30 days after the Retirement Date, or such longer period as determined by the Board. For greater certainty, such determination of a longer period may be made at any time subsequent to the date of grant of the Options, provided that no Option shall remain outstanding for any period which exceeds the earlier of: (i) the expiry date of such Option; and (ii) 12 months following the Retirement Date. If any portion of an Option held by a retired Eligible Individual or such Eligible Individual’s Holding Company or RRSP, as applicable, has not vested on the Retirement Date, the Participant holding such Option may not, after the Retirement Date, exercise such portion of the Option which has not vested, provided that the Board may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Board.

(c)	If an Eligible Individual dies, the personal representatives, heirs or legatees of the deceased Eligible Individual may exercise the Options held by the deceased Eligible Individual or the deceased Eligible Individual’s Holding Company or RRSP, as applicable, within a period of time after the date of the Eligible Individual’s death as determined by the Board, for greater certainty such determination may be made at any time subsequent to the date of grant of the Options, provided that no Option shall remain outstanding for any period which exceeds the earlier of (i) the expiry date of such Option; and (ii) 12 months following the date of death of the Eligible Individual. If any portion of an Option held by a deceased Eligible Individual or such Eligible Individual’s Holding Company or RRSP, as applicable, has not vested on the Eligible Individual’s date of death, the personal representatives, heirs or legatees of the deceased Eligible Individual holding such Option may not, after the date of death of the Eligible Individual, exercise such portion of the Option which has not vested, provided that the Board may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Board. If the personal representative, heir or legatee of a deceased Eligible Individual exercises the Option of the deceased Eligible Individual in accordance with the terms of this Plan, the Corporation will have no obligation to issue the Shares until evidence satisfactory to the Corporation has been provided by the personal representative, heir or legatee that it is entitled to act on behalf of the deceased Eligible Individual to purchase the Shares under this Plan.
2.6 Option Agreements
          Each Option must be confirmed, and will be governed, by an agreement in a form determined by the Board and signed by the Corporation and the Eligible Individual, an RRSP of which the Eligible Individual is an annuitant, or the Eligible Individual’s Holding Company, as applicable.
2.7 Payment of Exercise Price
          The exercise price of each Share purchased under an Option must be paid in full by bank draft, certified cheque or wire transfer at the time of exercise, and upon receipt of payment in full, but subject to the terms of this Plan, the number of Shares in respect of which the Option is exercised will be duly issued as fully paid and non- assessable. Share certificates representing the number of Shares in respect of which the Option has been exercised will be issued only upon payment in full of the relevant exercise price to the Corporation.
2.8 Acceleration on Change of Control
          In the event of a Change of Control, all Options outstanding shall be immediately exercisable, notwithstanding any determination of the Board pursuant to subsection 2.2(b) hereof, if applicable. In any event, upon a Change of Control, Participants shall not be treated any more favourably than shareholders of the Corporation with respect to the consideration that the Participants would be entitled to receive for their Shares.
ARTICLE 3
MISCELLANEOUS
3.1 Right to Terminate Options on Sale of Corporation
          Notwithstanding any other provision of this Plan, if the Board at any time by resolution declares it advisable to do so in connection with any proposed sale or conveyance of all or substantially all of the property and assets of the Corporation or any proposed merger, consolidation, amalgamation or offer to acquire all of the outstanding Shares (collectively, the “Proposed Transaction”), the Corporation may give written notice to all Participants advising them that, within 30 days after the date of the notice and not thereafter, each Participant must advise the Board whether the Participant desires to exercise its Options prior to the closing of the Proposed Transaction, and that upon the failure of a Participant to provide such notice within the 30-day period, all rights of the Participant will terminate, provided that the Proposed Transaction is completed within 180 days after the date of the notice. If the Proposed Transaction is not completed within the 180-day period, no right under any Option will be exercised or affected by the notice, except that the Option may not be exercised between the date of expiration of the 30-day period and the day after the expiration of the 180-day period. If a Participant gives notice that the Participant desires to exercise its Options prior to the closing of the Proposed Transaction, then all Options which the Participant elected by notice to exercise will be exercised immediately prior to the effective date of the Proposed Transaction or such earlier time as may be required to complete the Proposed Transaction.

3.2 Prohibition on Transfer of Options
          Options are personal to each Eligible Person. No Eligible Person may deal with any Options or any interest in them or Transfer any Options now or hereafter held by the Eligible Person, except as provided in Section 2.4. If a Holding Company ceases to be wholly-owned and controlled by an Eligible Individual and/or the spouse, children and/or grandchildren of such Participant, such change in ownership or control shall be deemed to be an improper Transfer of all of the Options held by such Holding Company. An improper Transfer of any Options will not create any rights in the purported transferee, will cause the immediate termination of the Options, and the Corporation will not issue any Shares upon the attempted exercise of improperly Transferred Options.
3.3 Capital Adjustments
          If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental corporate change, the Board will make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in (i) the exercise price of any unexercised Options under this Plan; (ii) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; and (iii) the number and kind of shares subject to unexercised Options theretofore granted under this Plan; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares. In the event of the reorganization of the Corporation or the amalgamation or consolidation of the Corporation with another corporation, the Board may make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate. The determination of the Board, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties. In any event, upon a Change of Control, holders of Options shall not be treated any more favourably than shareholders of the Corporation with respect to the consideration that Participants would be entitled to receive for their Shares.
3.4 Non-Exclusivity
          Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Eligible Individual, subject to any required regulatory or shareholder approval.
3.5 Amendment and Termination
          Except as otherwise set out below, the Board shall seek shareholder and regulatory approval for any amendments to the Plan. The Board may discontinue the Plan at any time without first obtaining shareholder approval, provided that, without the consent of a Participant, such discontinuance may not in any manner adversely affect the Participant’s rights under any Option granted under the Plan.
          The Board may, subject to receipt of requisite regulatory approval, where required, and without further shareholder approval, in its sole discretion make the following amendments to the Plan:
(a)	amending typographical, clerical and grammatical errors;

(b)	reflecting changes to applicable securities laws;

(c)	changing the termination provisions of an Option or the Plan which do not entail an extension beyond the original expiry date;

(d)	including the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve; and

(e)	ensuring that the Options granted under the Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which a Participant may from time to time be resident or a citizen.
          Notwithstanding the foregoing, the Corporation shall obtain requisite shareholder approval in respect of amendments to the Plan to the extent such approval is required by any applicable laws or regulations.
3.6 Compliance with Legislation
          The Board may postpone or adjust any exercise of any Option or the issuance of any Shares pursuant to this Plan as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of this Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and this Plan are exempt from such registration. The Corporation is not obligated by any provision of this Plan or any grant hereunder to sell or issue Shares in violation of any applicable law. In addition, if the Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on a stock exchange on which the Shares are listed for trading.
3.7. Special Requirements for U.S. Participants
(a)	Notwithstanding any other provision of this Plan to the contrary, the aggregate number of Shares available for ISOs is 32,500,000, subject to adjustment pursuant to Section 3.3 of this Plan and subject to the provisions of sections 422 and 424 of the IRS Code.

(b)	Each Option agreement shall specify whether the related Option is an ISO or a non-ISO. If no such specification is made, the related Option will be (1) an ISO if all of the requirements under the IRS Code that must be satisfied in order for such Option to qualify as an ISO are satisfied, or (2) in all other cases, a non-ISO.

(c)	ISOs may only be granted to Eligible Individuals who are employees of the Corporation or an affiliate for purposes of section 422 of the IRS Code.

(d)	An ISO shall be treated as a non-ISO to the extent that the aggregate fair market value of the Shares (determined as of the applicable grant date) with respect to which ISOs are exercisable for the first time during any calendar year (pursuant to this Plan and all other plans of the Corporation and of any affiliate for purposes of section 422 of the IRS Code) will exceed one hundred thousand dollars (U.S.$100,000) or any other limitation subsequently set forth in section 422(d) of the IRS Code.

(e)	The exercise price per Share payable upon exercise of an ISO granted to an Eligible Individual who is a 10% Shareholder on the applicable grant date will be not less than one hundred and ten percent (110%) of the Market Price of a Share on the applicable grant date. “10% Shareholder” means any Eligible Individual who owns, taking into account the constructive ownership rules set forth in section 424(d) of the IRS Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation.

(f)	No ISO may be granted more than ten (10) years after the earlier of (i) the date on which this Plan is adopted by the Board, or (ii) the date on which this Plan is approved by the shareholders of the Corporation.

(g)	If the Board determines to extend the exercise period of an ISO pursuant to its authority under Section 2.5 above or to make any other revision to the terms of an ISO, such Option shall thereafter be treated as a non-ISO to the extent required under sections 422 and 424 of the IRS Code. Notwithstanding any provision in the Plan to the contrary, any revision to the terms of an Option (whether an ISO or non-ISO) granted to a U.S. Participant shall be made only if it does not create adverse tax consequences under section 409A of the IRS Code.

(h)	In the event that this Plan is not approved by the shareholders of the Corporation within twelve (12) months before or after the date on which this Plan is adopted by the Board, any ISO granted under this Plan will automatically be deemed to be a non-ISO.
3.8. Withholding Taxes
          The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the Option price for the Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option (or alternatively, the Corporation shall have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by retaining or acquiring any Option shares, or retaining any amount payable, which would otherwise be issued or delivered, provided or paid to a Participant under the Plan).
3.9 Effective Date
          This Plan shall be effective on April 15, 2005, shareholder approval having been received at the Corporation’s annual and special meeting held on May 16, 2005, as amended by the Corporation’s shareholders on May 2, 2007 and May 20, 2008.